UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 7, 2009
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of principal executive offices)	63017 (Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 7, 2009, the Board of Directors of Thermadyne Holdings Corporation (the “Company”), upon the recommendation of its Nominating and Governance Committee, elected Mr. Christopher P. Hartmann, Executive Vice President & CEO of International Electric Supply Corp., one of the largest electrical products distributors in the United States, as a member of the Board. The Board also appointed Mr. Hartmann as a member of its Nominating and Governance Committee.
     There is no arrangement or understanding between Mr. Hartmann and any other person pursuant to which he was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year and are no currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Hartmann had or will have a direct or indirect material interest.
     As a new member of the Board, Mr. Hartmann will be entitled to the same compensation provided to other non-employee members of the Board, which is a base fee of $75,000. Mr. Hartmann must defer a minimum of 40% of his base fee, which is credited to his account as phantom stock units pursuant to the Company’s Non-Employee Directors’ Deferred Fee Plan, the cash value of which he can elect to receive no sooner than the following fiscal year. Mr. Hartmann will also be entitled to reimbursement of all reasonable travel and other expenses of attending meetings of the Board of Directors, committee meetings and other meetings requested by the Chairman or the Lead Director.
     In addition, the Company has entered into an indemnification agreement with Mr. Hartmann (the “Indemnification Agreement”), the terms of which are consistent with those previously executed by each of the current members of the Board. The terms of such Indemnification Agreement are more fully described in the Company’s Current Report on Form 8-K filed on October 9, 2007, which description is incorporated by reference herein. Such description does not purport to be complete, however, and is qualified in its entirety by reference to the form of Indemnification Agreement attached as Exhibit 10.1 to the abovementioned Form 8-K and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 11, 2009

THERMADYNE HOLDINGS CORPORATION

By: Name:	/s/ Steven A. Schumm Steven A. Schumm
Title:	Chief Financial and Administrative Officer

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